Exhibit B

National Grid Transco plc	Change of address
B shares of 10p each Investor code

The attached certificate is valuable. Please keep it in a safe place.

This counterfoil shows your current registered address. To notify a change in address you can email the Registrar at ngt@capitaregistrars.com quoting your investor code as shown opposite or complete and return the form on the reverse of this counterfoil to the Registrar, National Grid Transco Share Register, Capita Registrars, Northern House, Woodsome Park, Fenay Bridge, Huddersfield HD8 0LA.

Please make sure that your written notification is signed by all holders.

Please do NOT return your share certificate with a change of address notification.

Please do NOT detach this counterfoil unless you wish to notify the Registrar of a change of address.

Notes:

(i)     All shareholders should sign.

(ii)     The information overleaf will be used to amend any National Grid Transco plc share holdings, including ordinary shares, in which your name appears as the first or sole holder and which contain the same old address, including any holdings with designations.

(iii)     If the change affects holdings in other companies for which Capita Registrars act as registrar, please give full details on a separate piece of paper.

National Grid Transco plc
B share certificate

Certificate number:

Transfer number:

Account number:

Bargain reference:

Firm:

Investor code:

Date:

Number of shares of 10p each:

National Grid Transco plc

(Incorporated under the Companies Act 1985 and registered in England and Wales with registered No. 4031152)

THIS IS TO CERTIFY that the undermentioned is/are the registered holder(s) of B Shares of 10p each, fully paid, in National Grid Transco plc subject to the Memorandum and Articles of Association of the Company.

Names of member(s):

Number of B shares:

This certificate should be kept in a safe place. It is expected that offers to repurchase B Shares will be made on 1 August 2006 and 1 May 2007. Following 1 May 2007 the Company has the right, but not the obligation, to convert any outstanding B Shares into ordinary shares. Notifications of these events will be sent to your registered address. It is important that you inform the Registrar if you move. The Registrar’s address is National Grid Transco Share Register, Capita Registrars, Northern House, Woodsome Park, Fenay Bridge, Huddersfield HD8 0LA (telephone 0870 242 2379 or textphone 18001 0870 242 2379).

Given under the Security Seal of the Company

[SEAL]

By: /s/
     Chairman

By: /s/
     Group Company Secretary and General Counsel

Change of address

To the Registrar, National Grid Transco share register, Capita Registrars, Northern House,
Woodsome Park, Fenay Bridge, Huddersfield HD8 0LA

Name(s) of shareholder(s) Please fill in the full name(s) of the shareholder(s) as shown in the certificate. Please use BLOCK CAPITALS.

1st or sole holder:

2nd holder (if any):

3rd holder (if any):

4th holder (if any):

Old address
Please change the address in the Register of Members from:
to
New address
Please fill in full details including post code:
Signed_______________________________________________    Date___________________________

Note:
(i) The above information will be used to amend any National Grid Transco plc share holdings, including ordinary shares in which your name appears as the first or sole holder and which contains the same old address, including any holdings with designations
(ii) If the change affects holdings in other companies for which Capita Registrars acts as registrar, please give us details.